Exhibit 99.1(C)

Consent of Director Nominee

Adeptus Health Inc. is filing a Registration Statement on Form S-1 (Registration No. 333-196142) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of shares of Class A common stock of Adeptus Health Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Adeptus Health Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Gregory W. Scott
Name: Gregory W. Scott